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REDACTED VERSION

CLINICAL MANUFACTURE AND SUPPLY AGREEMENT

    THIS AGREEMENT (the "Agreement") is entered into on September 1, 2000 by and between ABC Laboratories, Inc., of Columbia, Missouri ("ABC") and NeoRx Corporation, of Seattle, Washington ("NeoRx").

WITNESSETH

    WHEREAS, ABC desires to manufacture 166Ho-DOTMP at the radiopharmaceutical manufacturing facility located in Columbia, Missouri (the "Facility"); and

    WHEREAS, NeoRx desires that ABC manufacture and supply to and on behalf of NeoRx, and ABC is willing to manufacture and supply, certain quantities of holmium-166 1,4,7,10-tetraazacyclododecane-1,4,7,10-tetra-methylenephosphonic acid (166Ho-DOTMP) (the "Product") for NeoRx's use in clinical trials, all in accordance with the terms and conditions set forth in this Agreement;

    NOW THEREFORE, in consideration of the foregoing promises and agreements set forth herein, the parties agree as follows:

AGREEMENT

I.  Scope of Work

    (A)  Processing Responsibilities.  ABC will (1) manufacture, analyze, package in dosage form, and inspect and label (collectively "Process") Product at the Facility in accordance with cGMP and the Product specifications set forth on Exhibit A (which is incorporated herein by reference, unless NeoRx Quality Assurance approves (on a per batch basis) any deviation in batch test result(s) from Product specifications and releases the Product batch for administration to a patient. In order to meet this responsibility ABC must [*]. (2) maintain records regarding the Product in conformity with cGMP, and (3) supply the Product to NeoRx in such doses as NeoRx may order from ABC in accordance with this Agreement as allowable by MURR HP.

    (B)  Additional Responsibilities.  In addition to the responsibilities stated in clause (A) above, ABC agrees that it will have the responsibilities listed on Exhibit B (which is incorporated herein by this reference) with respect to Processing the Product.

    [*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

II.  Purchase Orders

    (A)  Purchase Orders.  NeoRx will deliver to ABC by the close of business on Monday of each week during the term of this Agreement, a written or electronic purchase order for the number of full or partial batches, and whether each batch is a [*], that NeoRx desires to purchase for delivery during the following calendar week. Each purchase order will also specify the delivery dates and the number doses of Product that are to be shipped to each location. Each dose shall be shipped in such manner, and to such location, as directed by NeoRx and permitted by MURR HP.

    (B)  Contradictory Provisions.  To the extent any purchase order, or related invoice, contains any provisions contrary to the terms of this Agreement, such contrary provisions shall have no force or effect and the terms of this Agreement shall control.

III.  Fees

    (A)  Milestone Payments.  NeoRx agrees that it will pay to ABC the milestone payment as described in Exhibit C (which is incorporated herein by this reference).

    (B)  Reimbursable Expenses.  NeoRx shall reimburse ABC for the expenses listed on Exhibit D. The parties acknowledge that NeoRx may request an increase to its production capacity at the Facility in order to timely Process the amount of Product contemplated by the Parties in this Agreement. To facilitate the timely scaling of ABC's production capacity, NeoRx agrees that it will reimburse ABC for labor expenses at a rate of [*] and [*] incurred by ABC; provided, however, that ABC will pay for changes in cask design and cask construction required to scale up the Process with the acknowledgement by both parties that ABC will obtain ownership of those specific cask and cask construction modifications at the conclusion of this agreement. ABC agrees that it must obtain NeoRx's prior written consent prior to incurring any expense not listed on Exhibit D for which it intends to seek reimbursement from NeoRx.

    (C)  Batch Fee.  For each batch of Product processed by ABC during the term of this Agreement, NeoRx shall pay to ABC a fee of (1) [*], (2) [*], and (3) [*]. The price per batch includes the cost of labor, material and overhead to manufacture and test the finished vials of Product, but is exclusive of the cost of 166 holmium chloride, DOTMP, MURR radiation safety oversight and production supervision, and shipping expenses all of which shall be paid by NeoRx separately.

    (D)  Minimum Purchases.  During the period from the effective date of this agreement until December 22, 2000, NeoRx agrees to purchase a minimum of [*].

    (E)  MURR Radiation Safety Oversight and Production Supervision Fees.  NeoRx shall pay to ABC a fee of [*] that ABC manufactures product at NeoRx's request.

    (F)  Facility Lease Fees.  During the term of this contract NeoRx shall pay to ABC a fee of [*], [*], and [*] to Process Product.

IV.  Billing And Payment Terms

    ABC shall invoice NeoRx bi-weekly for any Product Processed and supplied to or on behalf of NeoRx in response to purchase orders during the two weeks prior to the date of each invoice. NeoRx shall pay for such Product within thirty (30) days of its receipt of such invoice. All invoices that remain unpaid after sixty (60) days of NeoRx's receipt thereof shall accrue interest at the rate of 1.5% per month. ABC shall reference the applicable purchase orders on all invoices. If NeoRx disagrees for any reason with an amount of an invoice, NeoRx shall notify ABC in writing of such a disagreement within ten (10) business days of receipt of such invoice, and the parties shall promptly endeavor to resolve the dispute in good faith.

V.  Shipping Terms

    NeoRx will be responsible for the shipment of the Product. NeoRx, in consultation with ABC, shall arrange for the shipment of the Product from the Facility to NeoRx, or such other location as determined by NeoRx. NeoRx shall be responsible for the payment of all shipping charges (including, without limitation, freight, handling, insurance and all other transportation-related items associated with such shipments). NeoRx shall make all payments directly.

VI.  Term And Termination

    This Agreement will continue through December 31, 2002; provided, however, that either party may terminate this agreement after December 22, 2000 upon 30 days prior written notice; and provided, however, that either party may terminate this Agreement if the other party breaches any of its obligations hereunder and does not cure such breach within ten (10) days of written notice. Upon termination or expiration of this agreement or should NeoRx's cumulative batch fees (net of MURR charges) to ABC fall below [*] will be transferred from NeoRx to ABC; provided, however, that ABC will keep the Facility intact and permit NeoRx and FDA inspectors to access and inspect the Facility and Process to ensure that the Product is manufactured and released in accordance with cGMP and the Product specifications as set forth on Exhibit A through the year 2002.

VII.  Miscellaneous

    (A) Each party may receive information from the other party that the receiving party should reasonably believe is confidential. Each party will hold the other party's confidential information in confidence, including the terms of this Agreement, and will disclose such information to persons on a need to know basis only.

    (B) This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, and may not be modified, nor any term waived, except by the unanimous written consent of the parties.

    (C) The parties are acting as independent contractors and independent employers. Nothing herein shall be construed as creating a partnership, joint employer or agency relationship between the parties and no party shall have authority to bind the other in any respect.

    (D) In the event any provision of this Agreement is held unenforceable under applicable law, the remainder of the Agreement shall remain valid.

    (E) No patent, trademark, logo, copyright or other intellectual property rights are conveyed by this Agreement, and neither party shall have the right to use the other parties intellectual property for any purpose whatsoever without prior written consent.

    (F) The parties acknowledge that the execution of this agreement relieves any perceived outstanding obligations associated with ABC quote #Jparkins.4E, "Design, Construction, and Validation of Processing Box for Phase III Clinical Manufacture of 166HoDOTMP".

    (G) NeoRx agrees to take responsibility for payment of completion, shipping, and installation charges [*]. ABC will be held harmless for these payments.

    (H) During the Term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party.

    (I) Each Party shall defend, indemnify, and hold harmless the other Party, its officers, agents, employees and Affiliates (collectively, the "Indemnified Party") from any third party loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of the Indemnifying Party's (a) breach, violation or non fulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) handling, possession, or use of the Product, (c) negligence or willful misconduct, or (d) breach of any third party's trade secret right, except to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to the negligence or willful misconduct of, or breach of this Agreement by the Indemnified Party.

    IN WITNESS WHEREOF, each party has caused this Agreement to be executed by a duly authorized representative, effective on this date first set forth above.

NEORX CORPORATION	ABC LABORATORIES, INC.
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A
Item Specifications

    [*]

EXHIBIT A (continued)

    [*]

EXHIBIT B
ABC's ADDITIONAL RESPONSIBILITIES

    (1) Be capable of Processing up to [*] of Product per week for delivery on Tuesday through Thursday of each such week as permitted by MURR HP

    (2) Perform scale up of Process from [*] and be capable of Processing up to [*] Product per week for delivery on Tuesday through Thursday of each such week at NeoRx's request; provided, however, NeoRx provides a reasonable amount of time for ABC to complete the Process scale up as permitted by MURR HP.

    (3) Perform all QA/QC release testing on each batch of Product as required pursuant to cGMP and the Product specifications set forth on Exhibit A.

    (4) Maintain the manufacturing process and Facility in accordance with cGMP. ABC agrees that to evidence its compliance with this responsibility, ABC will conduct all of the following by September 4, 2000:

      (a) Completion of technology transfer tasks as defined in protocol to be provided to ABC by NeoRx;

      (b) IQ/OQ/PQ of all Process and analytical equipment and instrumentation except for [*] which will be completed as soon as reasonably possible;

      (c) Process [*] that meets cGMP and all Product specifications set forth on Exhibit A. This responsibility can also be met if NeoRx Quality Assurance approves any deviation in batch test result(s) from Product specifications and releases the Product batch for administration to a patient.

    (5) Procure, test, release, and maintain sufficient inventory of raw materials, manufacturing and QC components and reagents necessary to Process the Product in accordance with this Agreement, other than DOTMP and 166HoC13 which will be supplied by NeoRx and MURR, respectively.

    (6) Make available to NeoRx and any applicable governmental agency all records relating to the manufacturing process and Facility as they relate to the Product.

    (7) Permit NeoRx and FDA inspectors to access and inspect the Facility to ensure that the Product is being Processing in accordance with cGMP and the Product specifications as set forth on Exhibit A as permitted by MURR HP.

    (8) Provide to NeoRx a certificate of analysis in the form as agreed to by the parties and in compliance with all laws, for each batch of Product, provided a certificate of analysis is proved to ABC Labs by MURR before production is complete.

    (9) Dispose of all waste resulting from the manufacture of the Product.

EXHIBIT C
MILESTONE PAYMENTS

    NeoRx will pay to ABC each of the following milestone payments upon ABC successfully completing (to NeoRx's reasonable satisfaction) the application milestone:

    Payment:  [*]. Milestone: Validation, qualification, and technology transfer services upon demonstration of a [*] qualification batch meeting Product specifications set forth on Exhibit A. This responsibility can also be met if NeoRx Quality Assurance approves any deviation in batch test results(s) from Product specifications and releases the Product batch for administration to a patient.

    Payment  [*] Milestone: Payment for HPLC software upon receipt of manufacturers invoice.

    Payment  [*] Milestone: Payment for MURR HP upon execution of this agreement.

    Payment:  [*]. Milestone: Execution of this agreement.

    Payment:  [*]. Milestone: Complete resolution of any cGMP compliance deficiencies noted during the 8/22/00 NeoRx quality audit of ABC, and upon demonstration of 12 weeks of batch production suitable for patient dosing.

EXHIBIT D
REIMBURSABLE EXPENSES

    (A) Packaging and Handling Fees. NeoRx shall reimburse ABC at a rate of [*] of Product. ABC shall provide a monthly invoice to NeoRx of these fees.

    (B) Radiation Waste (Low Specific Activity) Fees. NeoRx shall reimburse ABC at a rate of [*] of low specific activity (Ho-166m) waste. ABC shall notify NeoRx in writing when each barrel is due for disposal.

    (C) HPGe Detector Technical Support Fees. NeoRx shall reimburse ABC at a rate of [*] of MURR technical support required to service the HPGe Detector. ABC shall notify NeoRx in writing when MURR service is required.

    (D) Maintenance and Repair of Equipment and Instrumentation. NeoRx shall reimburse ABC for maintenance and repair of the equipment and instrumentation listed on Exhibit E for the period that NeoRx maintains ownership of the listed equipment and instrumentation.

EXHIBIT E
EQUIPMENT AND INSTRUMENTATION

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CLINICAL MANUFACTURE AND SUPPLY AGREEMENT
EXHIBIT A Item Specifications
EXHIBIT B ABC's ADDITIONAL RESPONSIBILITIES
EXHIBIT C MILESTONE PAYMENTS
EXHIBIT D REIMBURSABLE EXPENSES
EXHIBIT E EQUIPMENT AND INSTRUMENTATION